Exhibit 99.1

Live Ventures Submits Proposal to Acquire LL Flooring for $5.85 Per Share in Cash

All-Cash Offer Represents 106% Premium to Company’s Closing Price as of October 6, 2023 and Provides Shareholders with Certainty, Full and Fair Value and Immediate Liquidity

Live Ventures’ Experience in the Retail and Flooring Industries and Successful Track Record of Shareholder Value Creation Make it the Ideal Partner for LL Flooring

LAS VEGAS--(BUSINESS WIRE)--Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company specializing in the retail and flooring industries, today released the below correspondence sent to LL Flooring Holdings, Inc. (NYSE: LL), which details Live Ventures Incorporated’s $5.85 per share all-cash acquisition proposal.

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October 11, 2023

Board of Directors (the “Board”)
LL Flooring Holdings, Inc.
4901 Bakers Mill Lane
Richmond, Virginia 23230
Attn: Nancy M. Taylor, Chairperson of the Board

Members of the Board,
Live Ventures Incorporated (“Live Ventures” or “we”) is pleased to present a non-binding offer for a transaction between Live Ventures and LL Flooring Holdings, Inc. (“LL Flooring” or the “Company”). Our goal is to facilitate constructive discussions with the Board and enter into a mutually agreeable transaction that is in the best interests of all LL Flooring shareholders. We would also like to disclose that the Isaac Capital Group, an investment firm I personally control and manage, has made a significant investment in LL Flooring and is a top-five shareholder, currently owning over 4% of the Company’s outstanding common stock.
As described more fully below, our proposal to acquire 100% of LL Flooring shares in an all-cash offer for $5.85 per share represents a 106% premium to the Company’s closing share price as of October 6, 2023. For the reasons we outline, we believe this proposal is the best path forward for all Company stakeholders – and we are prepared to move quickly to execute it together.
About Live Ventures and its Successful Track Record in the Retail and Flooring Industries
As a diversified, publicly traded holding company, Live Ventures has considerable experience working with retailers that have faced similar challenges LL Flooring is confronted with today. It is encouraging that the Board has recognized these headwinds by announcing the initiation of a strategic alternatives process, especially considering the material losses shareholders have experienced over the past several years. We fear that the Company’s stock price will continue its decline unless LL Flooring enters into a transaction with a well-capitalized acquiror that has extensive experience working with synergistic retailers in the near term.
Live Ventures seeks to acquire companies and partner with management teams that we believe are in need of new ownership and outside capital to support growth and enhance shareholder value. We have a strategic focus on acquisitions of domestic middle-market companies, with Flooring being one of our key segments (currently representing 46% of total 2022 revenue).1 A transaction between Live Ventures and LL Flooring, which includes 442 stores spanning 47 states across the U.S., would therefore be synergistic given our extensive portfolio of flooring companies. Our portfolio includes Marquis I
1 YTD 2022 percentage of Total Revenue by Segment.

ndustries, Inc., a leading carpet and hard-surface flooring products manufacturer for which we have grown revenue levels approximately 117% since acquiring it in 2015, as well as Flooring Liquidators, Inc., a retailer and installer of floors, carpets and countertops, which we acquired earlier this year for $85 million.
We believe that adding LL Flooring to the Live Ventures portfolio will help the Company thrive and be a major catalyst for our buy-build-hold strategy, which has delivered enhanced shareholder value since I joined as Chief Executive Officer in 2012 and began refocusing our company’s strategy. Since then, Live Ventures has delivered approximately 237% in total shareholder returns, strong revenue, earnings and balance sheet growth.2 We have a successful track record acquiring historic brands and working closely with existing management teams, boards of directors and large, diverse employee bases to deliver superior value for stakeholders. We firmly believe we can deliver the same results for LL Flooring.
Additional Offer Details
Based on public information, we have conducted an extensive analysis of the opportunity presented by LL Flooring. As a result of our findings, and subject to completing confirmatory diligence, we are pleased to submit this non-binding indication of interest (the “Indicative Proposal” or “Offer”) to acquire 100% of the issued and outstanding shares of common stock of the Company for $5.85 per share in cash (the “Offer Price”), which equals an aggregate equity value of approximately $194.4 million. This Offer is based on our current understanding of the Company’s capital structure, which comprises approximately 33.2 million fully diluted shares of common stock.3
We believe that this Indicative Proposal represents compelling value for the Company and its shareholders, with the Offer Price corresponding to a 106% premium to LL Flooring’s closing price per share of $2.84 as of October 6, 2023, providing a significant premium relative to recent share price performance. The Offer Price reflects a 94.4% premium over the 30-day volume-weighted average share price. Importantly, our Offer provides the Company’s shareholders with certainty, full and fair value and immediate liquidity.
Closing would be subject only to LL Flooring shareholder approval, as well as other customary closing conditions for a transaction of this nature with no financing condition or contingency.
The Indicative Proposal is subject to focused confirmatory diligence, including finalizing views with our team on customer financial and operational due diligence and customary accounting and legal due diligence.
This transaction is a top priority for Live Ventures and we are prepared to work at an expedited pace to reach an agreement with you. We have engaged Vinson & Elkins as legal counsel for this transaction.
The Indicative Proposal has been discussed with our Board of Directors and we are prepared to dedicate all resources necessary to complete our due diligence and negotiate definitive transaction documentation in parallel. Given our advanced preparation and commitment, we believe that we could expeditiously announce a transaction assuming cooperation between the parties. We have a strong desire to align on this timeframe as we are deferring other strategic initiatives to focus on completing a transaction with LL Flooring.
In consideration for the time, effort and expense incurred and anticipated to be incurred by Live Ventures in connection with pursuing a transaction, we would expect LL Flooring to enter into a customary exclusivity agreement with Live Ventures pursuant to which, among other things, LL Flooring would agree to cause its affiliates, directors, officers, employees, advisors and other representatives not to: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any proposal for a potential alternative transaction, (ii) engage in negotiations with respect to any potential alternative transaction or any inquiries regarding a potential alternative transaction, or (iii) provide any information to any person or entity (other than Live Ventures or any
2 Source: Bloomberg; Live Ventures’ total shareholder returns include dividends reinvested and are calculated as of market close on October 6, 2023.
3 As of the Company’s latest 10-Q filed on August 9, 2023, reflecting restricted stock awards and deferred stock units.

representatives of Live Ventures) in connection with any potential alternative transaction or any inquiries regarding a potential alternative transaction for an agreed period of time.
It is understood that this letter represents our non-binding indication of interest and is not subject to acceptance nor is in any way binding on any party. There can be no guarantee that any transaction will be entered into or completed. A binding commitment between Live Ventures and the Company would result only from the execution of mutually agreed upon definitive transaction documentation.
We would like to reiterate our respect for LL Flooring and its leadership and our enthusiasm for pursuing this transaction. We firmly believe that Live Ventures would be the best partner for the Company given our experience, capabilities and track record of value creation as outlined in this letter. We believe that this all-cash offer presents a highly compelling transaction for all LL Flooring shareholders and stakeholders.
We would very much appreciate the opportunity to further discuss this Offer in further detail with you, as well as your financial and legal advisors. We are ready to work expeditiously to move forward and execute this compelling transaction.
Yours sincerely,
Jon Isaac
President and Chief Executive Officer
Live Ventures Incorporated

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Live Ventures Incorporated

Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968 and in late 2011 Jon Isaac, Chief Executive Officer and strategic investor, joined the Board of Directors and began to refocus it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel and entertainment industries. For more information on Live Ventures please visit, www.liveventures.com.

CERTAIN INFORMATION

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell securities.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. In accordance with such safe harbor provisions, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the Company’s actual results, including statements relating to operating performance, events or developments that Live Ventures expects or anticipates will occur in the future — including statements relating to any possible transaction between Live Ventures and LL Flooring. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate, and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, (i) the ultimate outcome of any possible transaction between Live Ventures and LL Flooring, including the possibility that LL Flooring will reject the proposed transaction with Live Ventures; (ii) uncertainties as to whether LL Flooring will cooperate with Live Ventures regarding the proposed transaction; (iii) the effect of the announcement of the proposed transaction on the ability of Live Ventures and LL Flooring to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; (iv) the timing of the proposed transaction; (v) the ability to satisfy closing conditions to the completion of the proposed transaction (including shareholder approval); (vi) other risks related to the completion of the proposed transaction and actions related thereto; (vii) plans and objectives of management for future operations or products; (viii) the market acceptance or future success of our products; and (ix) our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contacts

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
liveventures@longacresquare.com

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